Response to Item 77D- Policies with respect to security investment

Eaton Vance Enhanced Equity Income Fund II (EOS)
Material changes to the investment policies of the Fund are described in the "Notes to Financial Statements" in the annual report to shareholders dated December 31, 2012 and are incorporated herein by reference.